                               EMPLOYMENT CONTRACT
                               -------------------



        THIS EMPLOYMENT CONTRACT ("Agreement") is dated as of the 19th day of February, 1997, by and between PROVIDENT AMERICAN CORPORATION, a Pennsylvania corporation (the "Company"), Provident Indemnity Life Insurance Company, a Pennsylvania domiciled stock life insurance company ("PILIC"), Provident American Life & Health Insurance Company, a Pennsylvania domiciled stock life insurance company ("PALHIC"), each with an address at 2500 DeKalb Pike, Norristown, Pennsylvania 19404, and ALVIN H. CLEMENS, an individual ("Executive"), residing at 907 Exeter Crest, Villanova, Pennsylvania 19085.

                                   BACKGROUND
                                   ----------

        E. The Board of Directors of the Company (the "Board") and Executive each desires that Executive continue to furnish services to the Company on the terms and conditions hereinafter set forth.

        F. The parties desire to enter into this agreement setting forth the terms and conditions of the continued employment of the Executive with the Company.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in the Employment Contract and this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

               28. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

               29. Term/Parties.

                      i. Term. The term of Executive's employment under this Agreement shall be for a period of five (5) years, commencing on January 1, 1997 and ending on December 31, 2002, unless further extended or sooner terminated as hereinafter provided ("Term"). On December 31, 1997 and on the last day of each year thereafter, the Term shall be automatically extended for five (5) years, so that at all times, the Term on each December 31st during the duration of this Agreement shall be an unexpired period of five (5) years. The last day of the Terms, as from time to time extended, is hereinafter referred to as the "Expiration Date." The Company or Executive may elect to terminate the automatic extension of the Term set forth in this section by giving written notice of such election on or before December 31st of any calendar year. Upon the giving of such notice, Executive's employment under this Agreement shall terminate on the Expiration Date (as last extended); provided, however, the giving of notice by the Company not to extend the Term shall not constitute a termination without Cause or a Constructive Termination (each as defined in Section 6 hereof).

                      j. Parties. The obligations of the Company hereunder shall include the obligation to cause PILIC or PALHIC to act in accordance with the terms hereof.

               30. Position and Duties. During the Term of this Agreement, Executive shall be employed as Chief Executive Officer of the Company, and the Board shall use its best efforts to cause him to be elected as Chairman of the Board of the Company. In addition, Executive shall be employed as Chief Executive Officer of PILIC, PALHIC, and all present and future subsidiaries or affiliates of the Company which are licensed to sell insurance. In these capacities, Executive shall have overall responsibility for the management of the business of the Company and the subsidiaries and affiliates of the Company of which he serves as Chief Executive Officer. Executive hereby accepts such employment and agrees to perform the duties and responsibilities set forth herein.

               31. Place of Performance. The principal place of employment and office of the Executive shall be at the Company's headquarters in Norristown, Pennsylvania, or such other location as may be agreed to in writing by the Executive.

               32. Compensation and Related Matters.

                      a. Base Salary. As compensation for the performance by the Executive of his duties hereunder, the Company shall pay the Executive a base salary of $394,308 for the period commencing January 1, 1997 through and including December 31, 1997, which shall be increased in each of the subsequent twelve (12) month periods by a minimum of the increase in the Cost of Living Index (as defined herein) ("Base Salary"). For purposes of this Agreement, the term "Cost of Living Index" shall refer to the percentage change (increases only) of the Consumer Price Index ("CPI"), all items, for the City of Philadelphia, Pennsylvania, compiled by the United States Department of Labor, Bureau of Labor Statistics, Washington, D.C., or its successor index. If at the time of adjustment the CPI is no longer reported or its basic principle has been altered, an alternative method shall be used to equitably reflect the percentage of increase in the cost of living.

                      b. Annual Bonus/Incentive Compensation. In addition to the compensation described in subparagraph a. above, Executive may receive such additional compensation in the form of an annual incentive bonus, as has been approved and recommended by the Executive Committee or the Board of the Company. The amount of the annual incentive bonus, if any, is subject to a formula that has been approved by the Board of the Company. Any annual incentive bonus awarded to Executive shall be paid to Executive as soon as practicable after the end of the fiscal year of the Company for which such incentive bonus has been awarded.

                      c. Additional Benefits.

                              (1) Insurance Coverage; Employee Benefit Plans.
Executive shall be included in the Company's group life, health, disability, major medical, and other insurance coverages provided for senior employees of the Company during the term of this Agreement and any renewal thereof. Executive shall also be included as a member in any profit-sharing, pension, retirement, or other employee benefit plan which may be adopted by the Company during the term of this Agreement or any renewal thereof, provided such plan applies to other executive employees of the Company and Executive has met the qualification requirements thereof. In addition, during Executive's life, the Company shall fund the premium portion of one or more split-dollar life insurance policies on the life of Executive purchased during the term of this Agreement, provided that Executive enters into an appropriate agreement relative to the repayment of the premiums funded out of the death benefits received upon the death of Executive.

                              (2) Vacation. Paid vacation of four (4) weeks, and
such additional vacation as shall be approved by the Company, which vacation shall be taken at such times as are mutually convenient to Executive and the Company. Executive shall not be entitled to carry over any unused vacation accrued during any calendar year to any succeeding year.

                              (3) Expenses. Upon submission of receipts and
proper documentation, the Company hereby agrees to reimburse Executive for expenses incurred by Executive in connection with business travel, including parking, tolls, mileage, lodging and meals, business entertainment, dues, subscription fees, and membership fees to the Union League of Philadelphia, Arronomink Country Club, and any professional association or organization related to the Company's business of which Executive is a member or shall become a member during the term hereof or any renewal thereof, and up to an additional $10,000 for expenses incurred by Executive in connection with his membership in an organization for senior executives (such as the World President's Organization) during the term hereof or any renewal thereof.

                              (4) Automobile. During the term of this Agreement,
the Company shall provide Executive with an automobile for his exclusive use for business purposes, and shall pay for all business costs of operation thereof, including but not limited to maintenance, repairs, insurance, fuel, and all other costs necessary and incident thereto. The selection of the make and model of an automobile shall be at the discretion of Executive with the cost of the vehicle not to exceed $1,500 per month.

                      d. Payment. The amounts of Base Salary, incentive compensation, and other payments and benefits as specified herein shall be paid from time to time in such manner as shall be agreeable between Executive and the Company.

               33. Termination. The Executive's employment hereunder may be terminated as follows:

                      a. Death. The Executive's employment shall terminate upon his death, and the date of his death shall be the Date of Termination.

                      b. Disability. If Executive shall fail or become unable to perform any of his duties hereunder due to illness or other incapacity (as determined by a medical doctor mutually agreed to by the Executive or his legal representative and the Company) and such illness or incapacity shall continue for a period of more than 180 consecutive days ("Disability"), the Company may terminate the Executive's employment hereunder. In this event, the Date of Termination shall be thirty (30) days after notice of termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period).

                      c. Cause. The Company may terminate the Executive's employment in the event there occurs one or more of the following events that has not been cured (if curable) within thirty (30) days after written notice thereof has been given by the Company to the Executive ("Cause"); provided that the Company shall have delivered a written notice to Executive within 30 days of its having actual knowledge of the occurrence of any of such events stating that the Company intends to terminate the Executive's employment for Cause and specifying the factual basis for such termination:

                              (1) the willful failure by the Executive to
               perform substantially the Executive's duties as an employee of the Company (other than due to physical or mental illness or after the delivery of a Notice of Termination for Constructive Termination by the Executive pursuant to subsection d. of this
               Section 6);

                              (2) the Executive's engaging in misconduct that is
               materially injurious to the Company or any subsidiary or any affiliate of the Company;

                              (3) the Executive's having been convicted of, or
               entered a plea of nolo contendere to, a crime that constitutes a felony;

                              (4) the material breach by the Executive of any
               written covenant or agreement not to compete with the Company or any subsidiary or any affiliate; or

                              (5) the breach by the Executive of his duty of
               loyalty to the Company.

                      d. Constructive Termination. The Executive may terminate his employment in the event there occurs one or more of the following events, without the written consent of the Executive, that has not been cured (if curable) within thirty (30) days after written notice thereof has been given by the Executive to the Company ("Constructive Termination"); provided that the Executive shall have delivered a written notice to the Board of the Company within 30 days of his having actual knowledge of the occurrence of the event or events constituting Constructive Termination, stating that he intends to terminate his employment for Constructive Termination and specifying the factual basis for such termination:

                              (1) without Executive's express written consent,
               the assignment to Executive of any duties or the reduction of Executive's duties, either of which results in a significant diminution in Executive's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities;

                              (2) without Executive's express written consent, a
               substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;

                              (3) the relocation of Executive to a facility or a
               location more than fifty (50) miles from Executive's present location, without Executive's express written consent;

                              (4) any purported termination of Executive's
               employment by the Company which is not effected for death, disability or for cause (as set forth in Paragraph 6.c hereof), or any purported termination for which the grounds relied upon are not valid; or

                              (5) any material breach by the Company of any
               material provision of this Agreement. In the event of a Constructive Termination, the Date of Termination shall be the date specified in the Notice of Termination, which shall be no more than thirty (30) days after the Notice of Termination. Any termination of Executive under Paragraph 6.c.(1), (2), (3), (4), or (5) above shall be effective only following the adoption of a resolution of the Company's Board of Directors at a duly convened meeting of the Board of which Executive shall be given at least ten (10) days' prior written notice and at which Executive shall be entitled to be present.

                      e. Termination by Executive. Executive may terminate his employment hereunder by giving written notice to the Company, in which event such termination shall become effective thirty (30) days after the giving of written notice thereof, or earlier as may be specified by the Company after receipt of Executive's Notice of Termination.

                      f. Other Termination. If the Executive's employment is terminated hereunder for any reason other than as set forth in subsections (a) through (d) of this Section 6, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

                      g. Notice of Termination. Any purported termination of the Executive's employment (other than termination pursuant to subsection a. of this Section 6) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                      h. Dispute Concerning Termination. If, within fifteen (15) days after any Notice of Termination (other than with respect to a termination of the Executive's employment by the Company without Cause) is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 6.h.), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends, or
(ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by settlement of litigation, or by Order of a court of competent jurisdiction; provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

                      i. Compensation During Dispute. If the Date of Termination is extended in accordance with subsection 6.h above, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given and continue the Executive as a participant in all compensation, benefit, and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with subsection 6.h above. Amounts paid under this Section 6.i shall not offset against or reduce any other amounts due under Section 7 of this Agreement.

               34. Termination Benefits. Upon the termination of this Agreement by the Company prior to the expiration of the Term for any reason other than as specified in Paragraphs 6.c or 6.e hereof, or upon the Constructive Termination (as defined in Section 6.d hereof), as a termination benefit:

                      a. Salary Benefit. The Company shall pay to Executive an amount equal to five (5) times the Base Salary in effect on the Date of Termination, such payment to be made as follows:

                              (1) in a lump-sum payment within ninety (90) days
of the Date of Termination in the event of a termination upon death;

                              (2) in a lump-sum payment within thirty (30) days
of the Date of Termination in the event of a termination without cause; and

                              (3) in equal monthly installments commencing
within thirty (30) days of the Date of Termination and continuing for the Term in the event of a termination upon disability; provided, however, that if Executive's death occurs during a period of disability, the remaining unpaid monthly installments shall be payable in a lump-sum within ninety (90) days of Executive's death.

                      b. Health Benefit. During the life of Executive and his spouse, Executive and his spouse shall have the right to elect from time-to-time to be included in the Company's group accident and health insurance policies or programs, or shall be entitled to be paid an amount equal to the premiums which would be incurred for the purchase of accident and health insurance coverage comparable to that in effect on the Date of Termination. In addition, Executive shall be included in the Company's group life and disability insurance policies in an amount not less than that in effect on the Date of Termination or shall be entitled to be paid an amount equal to the premiums which would be incurred for the purchase of comparable coverage.

                      c. Legal Fees. In the event of any dispute or proceeding arising under this Agreement where the Executive is ultimately the substantially prevailing party, the Company shall promptly reimburse Executive for all costs, including without limitation, the reasonable attorneys' fees of any attorney of the Executive's choosing, incurred by the Executive in any such dispute or proceeding arising under this Agreement. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this subsection 7.c.

               35. Noncompetition and Confidentiality.

                      a. Noncompetition. In recognition of the foregoing agreements, in the event that Executive's employment pursuant to this Agreement is terminated for any reason by either party:

                              (1) if the termination is by reason of a
               Constructive Termination or for Cause, Executive agrees that he shall not for period of 24 months following the date of such termination or resignation, within a geographic limit of 50 miles of any location of the Company, any of its affiliated companies, or any agency, directly or indirectly own, manage, operate, consult, join, control, invest in (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), be employed by, participate in the formation, ownership, management, operation or control of, or be connected in any manner with, any existing or proposed insurance company, insurance holding company, or any investor group forming or proposing to form either an insurance company or insurance holding company that engages in business that competes with the business of the Company; and

                              (2) if the termination of Executive is by the
               Company without cause, Executive agrees that the period of non-competition described in subparagraph (1) above shall be for a term of 12 months instead of 24 months.

                      b. Confidentiality. Executive acknowledges that he will be subject to certain restrictive covenants concerning his employment. In consideration of the terms of this Agreement, Executive acknowledges and agrees that he will acquire confidential information of a special and unique nature and value relating to the Company's intentions, plans, procedures, confidential reports, financial resources, shareholders, investors, and prospective business. In this regard, Executive hereby agrees that he will not:

                              (1) persuade or attempt to persuade any customer
               of the Company to cease doing business with the Company, or persuade or attempt to persuade any potential customer not to become a customer of the Company;

                              (2) persuade or attempt to persuade any employee
               of the Company to leave the Company's employ, or to become employed by any person, firm, or corporation other than the Company;

                              (3) divulge to anyone (other than the Company or
               any person employed or designated in writing by the Company), make any unauthorized use of, or publish or use for their benefit or to the Company's detriment, any knowledge or information of any type whatsoever of a confidential nature relating to the businesses of the Company.

                      c. Specific Enforcement. The parties recognize that the services rendered by Executive hereunder are special, unique, and of an extraordinary character, and in the event of Executive's breach of the terms and conditions of this Agreement, or in the event Executive shall leave Company's employment and breach the terms and conditions of this Agreement, Executive consents to and authorizes the Company to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Executive from performing services in violation hereof during the term of this Agreement or the non-competition period specified in this Agreement. The parties agree that the period and geographic areas of restriction imposed upon Executive by this Agreement are fair and reasonable and are reasonably required for the protection of the Company and its goodwill.

               36. Joint and Several Obligations. The obligations set forth herein shall be deemed to be joint and several obligations of each of the Company, PILIC, and PALHIC.

               37. Assignment. This Agreement shall not be assignable by either party, except that without the prior written consent of the other party:

                              (1) It may be assigned by the Company to any
person or entity acquiring all or substantially all of the assets thereof; and

                              (2) It may be assigned by Executive as to his
right to payment, but not as to any of his obligations hereunder; and

                              (3) Company shall have the right to assign all or
any portion of its rights hereunder to the PILIC, PALHIC, or any other subsidiary.

               38. Severability of Provisions. If any of the provisions of this Agreement or the application of any such provision shall for any reason be held invalid by a court of competent jurisdiction, such invalidity shall not affect or impair any other provision, it being the intention of the parties that such other provisions shall be and remain in full force and effect.

               39. Compliance with Applicable Laws. Executive agrees to comply with all laws and regulations in the conduct of his duties and obligations under this Agreement, and to comply with all regulations, resolutions, and policies of the Company.

               40. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed at any office of the United States Postal Service enclosed in a certified postage-paid envelope addressed to the respective party at the addresses set forth below or to such changed address as such party may have fixed by notice to the other party, provided, however, that any notice or change of address shall be affected only upon receipt and further provided that any notice may be personally delivered to the respective party by the party giving notice in lieu of being mailed.

        If to Company:        Provident American Corporation
                                     2500 DeKalb Pike
                                     P.O. Box 511
                                     Norristown, PA  19404-0511
                                     Attention:  Board of Directors

        If to PILIC:          Provident Indemnity Life Insurance Company
                                     2500 DeKalb Pike
                                     P.O. Box 511
                                     Norristown, PA  19404-0511
                                     Attention:  Board of Directors

        If to PALHIC:         Provident American Life & Health Insurance Company
                                     2500 DeKalb Pike
                                     P.O. Box 511
                                     Norristown, PA  19404-0511
                                     Attention:  Board of Directors

        If to Executive:      Mr. Alvin H. Clemens
                                     907 Exeter Crest
                                     Villanova, PA  19085

               41. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, and any corporation which may acquire all or substantially all of the Company's assets or into which the Company may be consolidated or merged, and shall inure to the benefit of Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there be no such designee, to the Executive's estate.

               42. Governing Law/Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties hereto agree to consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania located in Montgomery County, Pennsylvania, and of the United States District Court for the Eastern District of Pennsylvania, and agree that all disputes between the parties shall be litigated only therein.

               43. Entire Agreement. This Agreement represents the entire agreement of the parties, and supersedes all prior understandings and agreements between the parties relating to the subject matter of the employment of Executive, including a certain Employment Contract dated April 1, 1993, as amended. This Agreement may not be modified or amended except by an instrument in writing signed by all of the parties hereto.

               44. Execution in Counterparts. This Agreement may be executed by the parties hereto signing the same instrument, or by each party hereto signing a separate counterpart or counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that documents executed by facsimile shall be acceptable in this transaction, and the signatures thereof shall have the same force and effect as original signatures.

               45. Waiver. The failure of any party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or conditions, but the obligations of either party with respect thereto shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year above first written.

WITNESS:


_______________________________             ______________________________(SEAL)
                                                 ALVIN H. CLEMENS



                                             PROVIDENT AMERICAN CORPORATION
Attest:



______________________________               By:_______________________________
M. F. Beausang, Jr., Secretary                      James O. Bowles, President

[SEAL]


                                             PROVIDENT INDEMNITY LIFE
                                               INSURANCE COMPANY
Attest:


______________________________               By:_______________________________
M. F. Beausang, Jr., Secretary                      James O. Bowles, President

[SEAL]


                                             PROVIDENT AMERICAN LIFE & HEALTH
                                               INSURANCE COMPANY
Attest:


______________________________               By:_______________________________
M. F. Beausang, Jr., Secretary                      James O. Bowles, President

[SEAL]